Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Glimcher Realty Trust
Columbus, Ohio

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated February 22, 2013, relating to the consolidated financial statements of GRT Mall JV, LLC as of December 31, 2012 and 2011 and for the years ended December 31, 2012 and 2011 and the period from inception (March 26, 2010) to December 31, 2010, which is included in the Annual Report on Form 10-K of Glimcher Realty Trust for the year ended December 31, 2012.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Chicago, Illinois
May 10, 2013